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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors and Stockholders
B&G Foods Holdings Corp.:

We consent to the use of our report included herein and to the reference to our firm under the headings "Selected Historical Consolidated Financial Data" and "Experts" in the prospectus.

/s/ KPMG LLP
New York, New York
February 10, 2004

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Independent Auditors' Consent